Exhibit 10.1
August 23, 2010
Mungo Park
Chairman
Innovator Capital, Ltd
4thFloor, 20 Deering Street
London W1S 1AJ U.K.
Dear Mungo:
The following is intended as a further amendment of the engagement letter between Innovator Capital, Ltd. (hereafter “you” or “your”) and Clean Diesel Technologies, Inc. (hereafter “we” or “our”) of 20 November 2009 (the “Engagement”). If you are in accord, kindly sign below where indicated.
1. We agree with you that the expiry date of the Engagement is extended until close of business on 30 September, 2010 with only the following amendment No. 2 below and otherwise by its terms as amended to date.
2. We agree with you that your remuneration for your role in the M&A Service under the Engagement, as amended, in connection with the proposed CSI merger transaction (the “Merger”) shall be, as, if and when completed, a) the cash amount of US$500,000.00 less monthly retainer fees paid and b) 194,486 shares of our Common Stock, par $0.01, prior to the contemplated reverse split related to the Merger.

Very truly yours,

Clean Diesel Technologies, Inc.

By:	/s/ Michael L. Asmussen
Name:	Michael L. Asmussen
Title:	President

By:	/s/ John B. Wynne
Name:	John B. Wynne
Title:	Interim CFO

Agreed to and Accepted this 23rd day of August, 2010

Innovator Capital, Ltd.

By:	/s/ Mungo Park
Name:	Mungo Park
Title:	Chairman